Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the Incorporation by reference in this Registration Statement on Form S-8 and Form S-3, and the related prospectus, pertaining to the Bank of the Commonwealth Directors’ Deferred Compensation Plan, the Bank of the Commonwealth Supplemental Executive Retirement Plan, and the Dividend Retirement Plan of our report dated February 4, 2004, with respect to Commonwealth Bankshares, Inc. included in its Annual Report on from 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission.

/s/ Witt Mares Eggleston Smith, PLC

Norfolk, Virginia

March 29, 2004